UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2006

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

KANSAS	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas	66612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (785) 575-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WESTAR ENERGY, INC.

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On March 15, 2006, we issued a press release announcing several changes in leadership among our executive officers.

William B. Moore, who had been executive vice president and chief operating officer, has been named president and chief operating officer.

Douglas R. Sterbenz has been named executive vice president, generation and marketing. He had formerly been our senior vice president, generation and marketing.

Kelly B. Harrison is assuming responsibility for transmission operations. Mr. Harrison will also retain his current responsibility for environmental services. In his new role, he will report to Mr. Moore. His new title is vice president, transmission operations and environmental services. He had formerly been our vice president, regulatory.

Responsibility for regulatory affairs has been transferred to James J. Ludwig, who will also retain his current responsibility for public affairs. Mr. Ludwig’s new title is vice president, regulatory and public affairs. He had formerly been our vice president, public affairs.

James S. Haines, Jr. remains chief executive officer and a member of the board of directors. Mr. Haines and our board of directors have reached an agreement in principle to extend the term of his current employment letter agreement for an additional two years, from December 2006 to December 2008. Mr. Haines and our board of directors have not agreed on the compensation payable to Mr. Haines during the two-year extension of this agreement.

The employment letter agreements for Mr. Haines, Mr. Moore and Mr. Sterbenz, respectively, were attached as exhibits to our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003.

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westar Energy, Inc.

Date: March 15, 2006	By:	/s/ Larry D. Irick
	Name:	Larry D. Irick
	Title:	Vice President, General Counsel and Corporate Secretary